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                                                                    Exhibit 21.1

List of Subsidiaries Of The Company:

JLM Marketing, Inc.

JLM International, Inc.

JLM Industries (Europe) B.V.

JLM Chemicals Canada, Inc.

JLM Industries (South Africa)(Proprietary) Limited

JLM Chemicals, Inc.

JLM Realty, Inc.

JLM (Ind), Inc.